Exhibit 4.10

EXECUTION COPY

DEPOSIT AGREEMENT
(CLASS C)

dated as of March 24, 2004

between

WILMINGTON TRUST COMPANY
as Escrow Agent

and

HSH NORDBANK AG, NEW YORK BRANCH
as Depositary

DEPOSIT AGREEMENT (Class C) dated as of March 24, 2004 (as amended, modified or supplemented from time to time, this “Agreement”) between WILMINGTON TRUST COMPANY, a Delaware banking corporation, as Escrow Agent under the Escrow and Paying Agent Agreement referred to below (in such capacity, together with its successors in such capacity, the “Escrow Agent”), and HSH NORDBANK AG, NEW YORK BRANCH, a New York State licensed branch office of a bank organized under the laws of Germany, as depositary bank hereunder (the “Depositary”).

W I T N E S S E T H:

WHEREAS, JetBlue Airways Corporation (“JetBlue”) and Wilmington Trust Company, not in its individual capacity except as otherwise expressly provided therein, but solely as trustee (in such capacity, together with its successors in such capacity, the “Pass Through Trustee”) have entered into a Pass Through Trust Agreement dated as of March 24, 2004 (as amended, modified or supplemented from time to time in accordance with the terms thereof, the “Pass Through Trust Agreement”) relating to JetBlue Airways Pass Through Trust 2004-1C-O pursuant to which the JetBlue Airways Pass Through Trust, Series 2004-1C-O Certificates referred to therein (the “Certificates”) are being issued (the date of such issuance, the “Issuance Date”);

WHEREAS, JetBlue and Morgan Stanley & Co., Incorporated, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Crédit Lyonnais Securities (USA) Inc. (collectively, the “Underwriters” and, together with their respective transferees and assigns as registered owners of the Certificates, the “Investors”) have entered into an Underwriting Agreement dated March 18, 2004 pursuant to which the Pass Through Trustee will issue and sell the Certificates to the Underwriters (the net proceeds of such sale being herein referred to as the “Net Proceeds”);

WHEREAS, JetBlue, the Pass Through Trustee, certain other pass through trustees and certain other persons concurrently herewith are entering into the Note Purchase Agreement, dated as of the date hereof (the “Note Purchase Agreement”), pursuant to which the Pass Through Trustee has agreed to acquire from time to time on or prior to the Delivery Period Termination Date (as defined in the Note Purchase Agreement) the Series C equipment notes (the “Equipment Notes”) issued to finance or refinance the acquisition of aircraft by JetBlue utilizing a portion of the Net Proceeds;

WHEREAS, the Escrow Agent, the Underwriters, the Pass Through Trustee and Wilmington Trust Company, as paying agent for the Escrow Agent (in such capacity, together with its successors in such capacity, the “Paying Agent”) concurrently herewith are entering into an Escrow and Paying Agent Agreement (Class C), dated as of the date hereof (as amended, modified or supplemented from time to time in accordance with the terms thereof, the “Escrow and Paying Agent Agreement”); and

WHEREAS, the Underwriters and the Pass Through Trustee intend that the Net Proceeds (excluding any amount used to purchase Equipment Notes on the Issuance Date) be held in escrow by the Escrow Agent on behalf of the Investors pursuant to the Escrow and Paying Agent Agreement, subject to withdrawal upon request of and proper certification by the

Pass Through Trustee for the purpose of purchasing Equipment Notes, and that pending such withdrawal the Net Proceeds be deposited by the Escrow Agent with the Depositary pursuant to this Agreement, which provides for the Depositary to pay interest for distribution to the Investors and to establish accounts from which the Escrow Agent shall make withdrawals upon request of and proper certification by the Pass Through Trustee.

NOW, THEREFORE, in consideration of the obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.                                          Definitions.  Capitalized terms used but not defined herein shall have the following meanings:

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required by law to close in New York, New York, Darien, Connecticut or the city in which the Corporate Trust Office is maintained.

“Debt Rate” means, for each Interest Period, a rate per annum equal to the sum of (x) Three-Month LIBOR for such Interest Period and (y) 4.250% per annum.

“Interest Payment Date” means each March 15, June 15, September 15 and December 15, commencing on June 15, 2004; provided, that if any such date is not a Business Day, the relevant Interest Payment Date shall be the next succeeding Business Day.

“Interest Period” means the period commencing on and including the Deposit Date and ending on but excluding the next succeeding Interest Payment Date, and thereafter, each successive period commencing on and including the immediately preceding Interest Payment Date and ending on but excluding the next succeeding Interest Payment Date.

“LIBOR Business Day” means any day on which dealings are carried on in the London interbank market.

“Three-Month LIBOR” means, (i) with respect to the initial Interest Period, 1.11%, and (ii) for each subsequent Interest Period, the interest rate per annum (calculated on the basis of a 360-day year and actual days elapsed) at which deposits in United States dollars are offered to prime banks in the London interbank market as indicated on display page 3750 (British Bankers Association-LIBOR) of the Dow Jones Markets Service (or such other page as may replace such display page 3750 for the purpose of displaying London interbank offered rates for United States dollar deposits) or, if not so indicated, the average (rounded upwards to the nearest 1/100%), as determined by the Loan Trustee (as defined in the Note Purchase Agreement), of such rates as indicated on the Reuters LIBO Page (or such other page as may replace such Reuters Screen LIBO Page for the purpose of displaying London interbank offered rates for United States dollar deposits) or, if neither such alternative is indicated, the average (rounded upwards to the nearest 1/100%), as determined by the Loan Trustee, of such rates offered by four major reference banks in the London interbank market, as selected by the Loan Trustee after consultation with JetBlue, to prime banks in the London interbank market, in each case at or about 11:00 a.m. (London time) on the day that is two LIBOR Business Days prior to the first day of such Interest Period (the “Three-Month LIBOR Reference Date”) for deposits for a period of three months in an amount substantially equal to the principal amount of Deposits then outstanding. The Escrow Agent will, if necessary, request that each of the reference banks provide a quotation of its rate.  If at least two such quotations are provided, the rate will be the average of the quotations (rounded to the nearest 1/100%).  If fewer than two quotations are provided, Three-Month LIBOR will be determined for the applicable Three-Month LIBOR Reference Date as the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York time, on that Three-Month LIBOR Reference Date, by three major banks in New York City, as selected by the Loan Trustee after consultation with JetBlue, for loans in U.S. dollars to leading European banks, for a period of three months, commencing on that Three-Month LIBOR Reference Date, and in a principal amount that is representative of a single transaction in U.S. dollars in that market at that time.  If the banks so selected by the Loan Trustee are not quoting as mentioned above, the rate will be Three-Month LIBOR for the immediately preceding Interest Period.  Notwithstanding the foregoing, if a payment default on any Equipment Note (as defined in the Note Purchase Agreement) exists on any Regular Distribution Date (as defined in the Note Purchase Agreement), from such Regular Distribution Date and for each full Interest Period while such default is continuing, Three-Month LIBOR will not exceed 8%.

Section 2.                                          Terms of Deposit.

2.1                                 Acceptance of Depositary.  The Depositary hereby agrees to act as depositary bank as provided herein and in connection therewith to accept all amounts to be delivered to or held by the Depositary pursuant to the terms of this Agreement.  The Depositary further agrees to hold, maintain and safeguard the Deposits and the Accounts (as defined below) during the term of this Agreement in accordance with the provisions of this Agreement.  The Depositary shall neither be responsible for or under, nor chargeable with knowledge of, the terms and conditions of any other agreement, instrument or document executed between and among the parties hereto.  This Agreement sets forth all of the obligations of the Depositary, and no additional obligations shall be implied from the terms of this Agreement or any other agreement, instrument or document.  The Escrow Agent shall not have any right to withdraw, assign or otherwise transfer moneys held in the Accounts except as permitted by this Agreement.

2.2                                 Establishment of Accounts.  The Escrow Agent hereby instructs the Depositary, and the Depositary agrees, to establish the separate deposit accounts listed on Schedule I hereto and to establish such additional separate deposit accounts as may be required in connection with the deposits contemplated by Section 2.6 hereof (each, an “Account” and collectively, the “Accounts”), each in the name of the Escrow Agent and all on the terms and conditions set forth in this Agreement.  It is the express intention of the parties hereto that all amounts on deposit hereunder be deemed to be general deposits, not special deposits, and that such deposits create a customer and bank relationship between the Escrow Agent and Depository.

2.3                                 Deposits.  The Escrow Agent shall direct the Underwriters to deposit with the Depositary on the date of this Agreement (the “Deposit Date”) in Federal (same day) funds by wire transfer to the account of HSH Nordbank AG, New York Branch at HSH Nordbank AG, New York Branch, New York, New York 10022, Account No. 7990116721-03, Account Name:  Wilmington Trust Company, Reference:  JetBlue EETC C, and the Depositary shall accept from the Underwriters, on behalf of the Escrow Agent, the sum of US$114,628,348.85.  Upon acceptance of such sum, the Depositary shall (i) establish each of the deposits specified in

Schedule I hereto maturing on July 31, 2005 (including any deposit made pursuant to Section 2.6 hereof, individually, a “Deposit” and, collectively, the “Deposits”) and (ii) credit each Deposit to the related Account as set forth therein.  No amount shall be deposited in any Account other than the related Deposit.

2.4                                 Interest.  Each Deposit shall bear interest from and including the date of deposit to but excluding the date of withdrawal at the rate per annum for each Interest Period equal to the Debt Rate for such Interest Period (computed on the basis of a year of 360 days and actual days elapsed) payable to the Paying Agent on behalf of the Escrow Agent quarterly in arrears on each Interest Payment Date and, as provided in Section 2.5(b) hereof, on the date of the Final Withdrawal (as defined below), all in accordance with the terms of this Agreement (whether or not any such Deposit is withdrawn on an Interest Payment Date).  Interest accrued on any Deposit that is withdrawn pursuant to a Notice of Purchase Withdrawal (as defined below) shall be paid on the next Interest Payment Date, notwithstanding any intervening Final Withdrawal (as defined below).  In addition, interest accrued on any Deposit that is withdrawn pursuant to a Notice of Replacement Withdrawal (as defined below) but not paid on the date of the Final Withdrawal shall be paid on the next Interest Payment Date.

2.5                                 Withdrawals.  (a)  On and after the date seven days after the establishment of any Deposit, the Escrow Agent may, by providing a notice of withdrawal to the Depositary by 10:00 a.m. (New York City time) on a Business Day that is at least seven days prior to the date of such requested withdrawal in the form of Exhibit A hereto (a “Notice of Purchase Withdrawal”), withdraw at any time while funds may be transferred in the Fed Wire electronic transfer system not less than the entire principal balance of such Deposit as set forth on Schedule I, except that at any time prior to the actual withdrawal of such Deposit, the Escrow Agent or the Pass Through Trustee may, by written notice to the Depositary, cancel such withdrawal (including on the scheduled date therefor), and thereafter such Deposit shall continue to be maintained by the Depositary in accordance with the original terms thereof.  Following such withdrawal the balance in the related Account shall be zero and the Depositary shall, without limiting or otherwise affecting the Depositary’s payment obligation pursuant to the penultimate sentence of Section 2.4 hereof, close such Account.

(b)                                 (i)  The Escrow Agent may, by providing at least 15 days’ prior notice of withdrawal to the Depositary in the form of Exhibit B hereto (a “Notice of Final Withdrawal”), withdraw the entire amount of all of the remaining Deposits together with the payment by the Depositary of all accrued and unpaid interest on such Deposits to but excluding the specified date of withdrawal (a “Final Withdrawal”), on such date as shall be specified in such Notice of Final Withdrawal.  If a Notice of Final Withdrawal has not been given to the Depositary on or before July 5, 2005 and there are unwithdrawn Deposits on such date, the Depositary shall pay the amount of the Final Withdrawal to the Paying Agent on July 31, 2005.

(ii)                                  The Escrow Agent may, by providing at least 15 days’ prior notice of withdrawal to the Depositary in the form of Exhibit C hereto (a “Notice of Replacement Withdrawal”), withdraw the entire amount of all Deposits then held by the Depositary together with, if specified in such Notice of Replacement Withdrawal, the payment by the Depositary of all accrued and unpaid interest on such Deposits to but excluding the specified date of withdrawal (a “Replacement Withdrawal”), on such date as shall be specified in such Notice of Replacement Withdrawal.

(c)                                  If the Depositary receives a duly completed Notice of Purchase Withdrawal or Notice of Final Withdrawal or Notice of Replacement Withdrawal (each, a “Withdrawal Notice”) complying with the provisions of this Agreement, it shall make the payments specified therein in accordance with the provisions of this Agreement.

If such complying Withdrawal Notice is received by the Depositary no later than 11:00 a.m. (New York City time) on a Business Day, the Depositary shall make the payments requested in such Withdrawal Notice no later than 10:00 a.m. (New York City time) on the next succeeding Business Day or such later time as requested by the Escrow Agent while funds may be transferred in the Fed Wire electronic transfer system as specified in such Withdrawal Notice.  If such complying Withdrawal Notice is received by the Depositary after 11:00 a.m. (New York City time) on a Business Day, the Depositary shall make the payments requested in such Withdrawal Notice no later than 10:00 a.m. (New York City time) on the second Business Day next following such Business Day or such later time as requested by the Escrow Agent while funds may be transferred in the Fed Wire electronic transfer system as specified in such Withdrawal Notice.

2.6                                 Other Accounts.  On the date of withdrawal of any Deposit pursuant to a Notice of Purchase Withdrawal, the Escrow Agent, or the Pass Through Trustee on behalf of the Escrow Agent, shall be entitled to re-deposit with the Depositary any portion thereof and the Depositary shall accept the same for deposit hereunder.  Any sums so received for deposit shall be established as a new Deposit and credited to a new Account, all as more fully provided in Section 2.3 hereof, and thereafter the provisions of this Agreement shall apply thereto as fully and with the same force and effect as if such Deposit had been established on the Deposit Date except that (i) such Deposit may not be withdrawn prior to the date seven days after the establishment thereof and (ii) such Deposit shall mature on July 31, 2005 and bear interest as provided in Section 2.4.  The Depositary shall promptly give notice to the Escrow Agent of receipt of each such re-deposit and the account number assigned thereto.

Section 3.                                          Termination.  This Agreement shall terminate on the fifth Business Day after the later of the date on which (i) all of the Deposits shall have been withdrawn and paid as provided herein without any re-deposit of such funds and (ii) all accrued and unpaid interest on the Deposits shall have been paid as provided herein, but in no event prior to the date on which the Depositary shall have performed in full its obligations hereunder.  For the avoidance of doubt, the obligations of the Depositary under the last two sentences of Section 2.4 hereof shall remain in full force and effect notwithstanding the execution and delivery of a replacement Deposit Agreement in accordance with Section 4(a)(vii) of the Note Purchase Agreement.

Section 4.                                          Payments.  All payments (including, without limitation, those payments made in respect of Taxes (as defined and provided for below)) made by the Depositary hereunder shall be paid in United States Dollars and immediately available funds by wire transfer (i) in the case of accrued interest on the Deposits payable under Section 2.4 hereof or any Final Withdrawal, directly to the Paying Agent at Wilmington Trust Company, Wilmington, Delaware, ABA# 031100092, for credit to the account of JetBlue 2004-1, Account No. 65542-3, Attention:

Monica Henry, Telephone No. (302) 636-6296, Reference:  JetBlue 2004-1C, or to such other account as the Paying Agent may direct from time to time in writing to the Depositary and the Escrow Agent and (ii) in the case of any withdrawal of one or more Deposits pursuant to a Notice of Purchase Withdrawal or Notice of Replacement Withdrawal, directly to or as directed by the Pass Through Trustee as specified and in the manner provided in such Notice of Purchase Withdrawal or Notice of Replacement Withdrawal.  The Depositary hereby waives any and all rights of set-off, combination of accounts, right of retention or similar right (whether arising under applicable law, contract or otherwise) it may have against the Deposits howsoever arising.  Except as expressly provided below, all payments on or in respect of each Deposit shall be made free and clear of and without reduction for or on account of any and all taxes, levies or other impositions or charges (collectively, “Taxes”).  However, if the Depositary or the Paying Agent (pursuant to Section 2.04 of the Escrow and Paying Agent Agreement) shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder, the Depositary shall (i) make such deductions or withholding and (ii) pay the full amount deducted or withheld (including in respect of such additional amounts) to the competent taxation authority.

Section 5.                                          Representation and Warranties.  The Depositary hereby represents and warrants to JetBlue, the Escrow Agent, the Pass Through Trustee, the Underwriters and the Paying Agent that:

(1)                                  it is a New York licensed branch office of a German bank duly organized and existing under the laws of Germany and is duly qualified to conduct banking business in the State of New York through its New York branch;

(2)                                  it has full power, authority and legal right to conduct its business and operations as currently conducted and to enter into and perform its obligations under this Agreement;

(3)                                  the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of it and do not require any stockholder approval, or approval or consent of any trustee or holder of any indebtedness or obligations of it, and this Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligations enforceable against it in accordance with the terms hereof;

(4)                                  no authorization, consent or approval of or other action by, and no notice to or filing with, any United States federal or state governmental authority or regulatory body is required for the execution, delivery or performance by it of this Agreement;

(5)                                  neither the execution, delivery or performance by it of this Agreement, nor compliance with the terms and provisions hereof, (A) conflicts or will conflict with or results or will result in a breach or violation of any of the terms, conditions or provisions of, or will require any consent or approval under, any law, governmental rule or regulation or the charter documents, or bylaws, as amended, of it or any similar instrument binding on it or any order, writ, injunction or decree of any court or governmental authority against it or by which it or any of its properties is bound or

(B) results or will result in a material breach or violation of any of the terms, conditions or provisions of any indenture, mortgage or contract or other agreement or instrument to which it is a party or by which it or any of its properties is bound, or constitutes or will constitute a default thereunder or results or will result in the imposition of any lien upon any of its properties; and

(6)                                  there are no pending or, to its knowledge, threatened actions, suits, investigations or proceedings (whether or not purportedly on behalf of it) against or affecting it or any of its property before or by any court or administrative agency which, if adversely determined, (i) would adversely affect the ability of it to perform its obligations under this Agreement or (ii) would call into question or challenge the validity of this Agreement or the enforceability hereof in accordance with the terms hereof, nor is the Depositary in default with respect to any order of any court, governmental authority, arbitration board or administrative agency so as to adversely affect its ability to perform its obligations under this Agreement.

Section 6.                                          Transfer.  Neither party hereto shall be entitled to assign or otherwise transfer this Agreement (or any interest herein) other than (in the case of the Escrow Agent) to a successor escrow agent under the Escrow and Paying Agent Agreement, and any purported assignment in violation thereof shall be void.  This Agreement shall be binding upon the parties hereto and their respective successors and (in the case of the Escrow Agent) permitted assigns.  Upon the occurrence of the Transfer (as defined below) contemplated by the Assignment and Assumption Agreement (as defined below), the Pass Through Trustee shall (without further act) be deemed to have transferred all of its right, title and interest in and to this Agreement to the trustee of the Successor Trust (as defined below) and, thereafter, the trustee of the Successor Trust shall be deemed to be the “Pass Through Trustee” hereunder with the rights of the “Pass Through Trustee” hereunder, and each reference herein to “JetBlue Airways Pass Through Trust 2004-1C-O” shall be deemed to be a reference to “JetBlue Airways Pass Through Trust 2004-1C-S”.  The Escrow Agent and the Depositary hereby acknowledge and consent to the Transfer contemplated by the Assignment and Assumption Agreement.  For the purposes of this Section 6, “Transfer” means the transfer contemplated by the Assignment and Assumption Agreement; “Assignment and Assumption Agreement” means the Assignment and Assumption Agreement to be entered into between the Pass Through Trustee and the trustee of the Successor Trust; and “Successor Trust” means the JetBlue Airways Pass Through Trust 2004-1C-S.

Section 7.                                          Amendment, Etc.  This Agreement may not be amended, waived or otherwise modified except by an instrument in writing signed by the parties hereto.

Section 8.                                          Notices.

(a)                                  Unless otherwise expressly provided herein, any notice, instruction or other communication under this Agreement shall be in writing (including by facsimile) and shall be deemed to be given and effective upon receipt thereof (or, if received after normal business hours, the next open of business on a Business Day).  All notices shall be sent to (x) in the case of the Depositary, HSH Nordbank AG, New York Branch, 590 Madison Ave., New York, New York 10022-2540, Attention:  Transportation-Americas (Telecopier: (212) 407-6033) or (y) in

the case of the Escrow Agent, Wilmington Trust Company, 1100 North Market Street, Wilmington, Delaware 19890, Attention: Corporate Trust Administration (Telecopier:  (302) 651-8882), in each case, with a copy to the Pass Through Trustee, Wilmington Trust Company, 1100 North Market Street, Wilmington, Delaware 19890, Attention: Corporate Trust Administration (Telecopier:  (302) 651-8882) and to JetBlue, JetBlue Airways Corporation, 118-29 Queens Blvd., Forest Hills, New York 11375, Attention:  Vice President – Corporate Finance (Telecopier:  (718) 709-3630) with a copy to JetBlue Airways Corporation, 118-29 Queens Blvd., Forest Hills, New York 11375, Attention:  General Counsel (Telecopier:  (718) 709-3630) (or at such other address as any such party may specify from time to time in a written notice to the parties hereto).  On or prior to the execution of this Agreement, the Escrow Agent has delivered to the Depositary an incumbency certificate containing specimen signatures of the representatives of the Escrow Agent who are authorized to give notices and instructions with respect to this Agreement.  The Depositary may conclusively rely on such certificate until the Depositary receives written notice from the Escrow Agent to the contrary.

(b)                                 The Depositary shall be fully protected and authorized in relying upon any instruction, notice, certification, demand, consent, authorization, receipt, power of attorney or other writing delivered to it by any party without being required to make any investigation or inquiry thereof to determine the authenticity or validity thereof or the correctness of any fact stated therein, the propriety or validity of the service thereof, or the jurisdiction of the court issuing any judgment or order.  The Depositary may act in reliance upon any signature believed by it to be genuine, and may assume that such person has been properly authorized to do so.  The Depositary shall not be deemed to have any duty or notice unless and until it has been provided with written notice.  In no event shall the Depositary be liable for indirect, special or consequential damages.

Section 9.                                          Obligations Unconditional.  The Depositary hereby acknowledges and agrees that its obligation to repay each Deposit together with interest thereon as provided herein is absolute, irrevocable and unconditional and constitutes a full recourse obligation of the Depositary enforceable against it to the full extent of all of its assets and properties.

Section 10.                                   Entire Agreement.  This Agreement (including all attachments hereto) sets forth all of the promises, covenants, agreements, conditions and understandings between the Depositary and the Escrow Agent with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and undertakings, inducements or conditions, express or implied, oral or written.

Section 11.                                   Governing Law.  This Agreement, and the rights and obligations of the Depositary and the Escrow Agent with respect to the Deposits, shall be governed by, and construed in accordance with, the law of the State of New York and subject to the provisions of Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

Section 12.                                   Waiver of Jury Trial Right.  EACH OF THE DEPOSITARY AND THE ESCROW AGENT ACKNOWLEDGES AND ACCEPTS THAT IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT SUCH PARTY IRREVOCABLY WAIVES ITS RIGHT TO A TRIAL BY JURY.

Section 13.                                   Counterparts.  This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.

*                                         *                                         *

IN WITNESS WHEREOF, the Escrow Agent and the Depositary have caused this Deposit Agreement to be duly executed as of the day and year first above written.

WILMINGTON TRUST COMPANY, as Escrow Agent

By:	/s/ Janel R. Havrilla
Name: Janel R. Havrilla
Title: Financial Services Officer

HSH NORDBANK AG, NEW YORK BRANCH, as Depositary

By:	/s/ Klaus Bernhart
Name: Klaus Bernhart
Title: SEVP

By:	/s/ Mikal Sanne
Name: Mikal Sanne
Title: AVP

SCHEDULE I

SCHEDULE OF DEPOSITS
(CLASS C)

Aircraft Registration Number	Amount	Sub-Account

N587JB	$9,410,866.81	N587JB
N588JB	$9,468,178.57	N588JB
N589JB	$9,498,560.70	N589JB
N590JB	$9,521,347.31	N590JB
N591JB	$9,543,443.40	N591JB
N592JB	$9,564,849.00	N592JB
N593JB	$9,588,326.11	N593JB
N594JB	$9,588,326.11	N594JB
N595JB	$9,588,326.11	N595JB
N597JB	$9,611,112.71	N597JB
N598JB	$9,611,112.71	N598JB
N599JB	$9,633,899.31	N599JB

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EXHIBIT A

NOTICE OF PURCHASE WITHDRAWAL

HSH Nordbank AG, New York Branch

590 Madison Ave.

New York, New York 10022-2540

Attention:  Transportation - Americas

(Telecopier: (212) 407-6033)

Gentlemen:

Reference is made to the Deposit Agreement (Class C) dated as of March 24, 2004 (the “Deposit Agreement”) between Wilmington Trust Company, as Escrow Agent, and HSH Nordbank AG, New York Branch, as Depositary (the “Depositary”).

In accordance with Section 2.5(a) of the Deposit Agreement, the undersigned hereby requests the withdrawal of the entire amount of the Deposit, $                     , Account No.                     .

The undersigned hereby directs the Depositary to pay the proceeds of the Deposit to [                    , Account No.                    , Reference:                      ] on                      , 200  , upon the telephonic request of a representative of Wilmington Trust Company, the Pass Through Trustee.

WILMINGTON TRUST COMPANY, as Escrow Agent

By:
Name:
Title:

Dated: , 200

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EXHIBIT B

NOTICE OF FINAL WITHDRAWAL

HSH Nordbank AG, New York Branch

590 Madison Ave.

New York, New York 10022-2540

Attention:  Transportation - Americas

(Telecopier:  (212) 407-6033)

Gentlemen:

Reference is made to the Deposit Agreement (Class C) dated as of March 24, 2004 (the “Deposit Agreement”) between Wilmington Trust Company, as Escrow Agent, and HSH Nordbank AG, New York Branch, as Depositary (the “Depositary”).

In accordance with Section 2.5(b) of the Deposit Agreement, the undersigned hereby requests the withdrawal of the entire amount of all Deposits for payment on                      , 200  .

The undersigned hereby directs the Depositary to pay the proceeds of the Deposits [and accrued interest thereon] to the Paying Agent at                      , ABA#                      , Account No.                     , Reference:  JetBlue 2004-1.

WILMINGTON TRUST COMPANY, as Escrow Agent

By:
Name:
Title:

Dated: , 20 .

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EXHIBIT C

NOTICE OF REPLACEMENT WITHDRAWAL

HSH Nordbank AG, New York Branch

590 Madison Ave.

New York, New York 10022-2540

Attention:  Transportation - Americas

(Telecopier:  (212) 407-6033)

Gentlemen:

Reference is made to the Deposit Agreement (Class C) dated as of March 24, 2004 (the “Deposit Agreement”) between Wilmington Trust Company, as Escrow Agent, and HSH Nordbank AG, New York Branch, as Depositary (the “Deposit”).

In accordance with Section 2.5(b)(ii) of the Deposit Agreement, the undersigned hereby requests the withdrawal of the entire amount of all Deposits for payment on                      , 20   .

The undersigned hereby directs the Depositary to pay the proceeds of the Deposits to [                     ] at                      , ABA#                      , Account No.                     , Reference:  JetBlue 2004-1 [and to pay accrued interest thereon to the Paying Agent at                      , ABA #                      , Acct. No.                     , Reference.  JetBlue 2004-1](1).  [The undersigned further directs the Depositary to pay the accrued interest on the Deposits to the Paying Agent on                      ,      (the next Interest Payment Date) at ABA #                      , Account No.                     , Reference:  JetBlue Airways 2004-1](2)

WILMINGTON TRUST COMPANY, as Escrow Agent

By:
Name:
Title:

Dated: , 20

(1)  To be deleted in the case of a Replacement Withdrawal scheduled for a date which is not an Interest Payment Date (as defined in the Escrow and Paying Agent Agreement).

(2)  To be inserted only in the case of a Replacement Withdrawal scheduled for a date which is not an Interest Payment Date (as defined in the Escrow and Paying Agent Agreement).

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